UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND
EXCHANGE ACT OF 1934

July 26, 2004 (Date of report)	May 21, 2004 (Date of earliest event reported)

UNIVERSAL BEVERAGES HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-13118 (Commission file number)	65-0805935 (I.R.S. Employer Identification No.)

1548 The Green’s Way, Suite 1
Jacksonville Beach, FL 32250
(Address of principal executive offices) (Zip Code)

(904) 280-7795
(Registrant’s telephone number, including area code)

Item 5.	Other Events and Regulation FD Disclosure

On May 21, 2004, Universal Beverages Holdings Corporation (the “Company”) entered into a Letter Agreement with Cott Beverages USA, a division of Cott Beverages, Inc. (NYSE:COT) (“Cott”) for the provision of co-packing services to Cott. The Letter Agreement required the Company to meet certain quality control requirements as a condition to Cott’s obligations to place orders with the Company. The Company passed the quality control inspections and began producing and shipping still water products for the benefit of Cott on July 15, 2004.

The Company anticipates that the Letter Agreement with Cott will lead to a definitive co-pack agreement with Cott in the fourth quarter of 2004. The Company expects its relationship with Cott will have a material positive impact on the Company’s financial condition.

As a result of the Cott relationship, the Company anticipates its net sales for the three months and nine months ending September 30, 2004 will increase to approximately $1,200,000 and $2,400,000, respectively, up from $572,573 and $1,734,326, for the same periods ending September 30, 2003. The Company likewise anticipates reporting net income/loss for the three months and nine months ending September 30, 2004 of approximately $3,000 and ($472,000) respectively, up from net losses of $628,892 and $942,320, for the same periods ending September 30, 2003.

All statements in this 8-K concerning our operating and earnings expectations for the periods ending September 30, 2004 and all other statements regarding our future performance (including those using words such as “believe,” “estimate,” “project,” “anticipate, or “predict”) are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various assumptions, risks and other factors that could cause our actual results to differ materially from those suggested by these forward-looking statements. These risk factors include, among others: the Company’s inability to conclude a definitive co-pack agreement with Cott; the Company’s inability to perform under a co-pack agreement with Cott due to lack of working capital, mechanical failures or production limitations; and the Company’s inability to conduct operations due to the exercise or rights and remedies by the Company’s existing creditors.

Item 7.	Financial Statements and Exhibits

(c)        Exhibits

Exhibit 99.1 – Letter Agreement with Cott Beverages USA, a division of Cott Beverages, Inc. dated May 21, 2004.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Universal Beverages Holdings Corporation
(Registrant)

Date: July 26, 2004	By:	/s/ Jonathon O. Moore

Jonathon O. Moore
Chief Executive Officer